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                                                                   EXHIBIT 10.61

                                                                  EXECUTION COPY

                           RIGHTS REVERSION AGREEMENT

         This RIGHTS REVERSION AGREEMENT (the "Agreement") is dated as of October 23, 2000, by and between AVENTIS PHARMACEUTICALS PRODUCTS INC., a Delaware corporation with its principal office at Route 202-206, Bridgewater, New Jersey 08807, formerly known as Rhone-Poulenc Rorer Pharmaceuticals Inc. ("APPI"), and RHONE-POULENC RORER INC., a Pennsylvania corporation with its principal office at 500 Arcola Road, Collegeville, Pennsylvania 19426 ("RPR Inc.") on the one hand, and GPI POLYMER HOLDINGS, INC. (formerly named GPI Holdings, Inc.), a Delaware corporation with its principal office at 222 Delaware Avenue, P.O. Box 2306, Wilmington, Delaware 19899 ("GPI Holdings"), and GUILFORD PHARMACEUTICALS INC., a Delaware corporation with its principal office at 6611 Tributary Street, Baltimore, Maryland 21224 ("GPI"), on the other hand.

                                    RECITALS

         WHEREAS, APPI, GPI Holdings and GPI are parties to that certain Marketing, Sales and Distribution Rights Agreement dated as of June 13, 1996, as amended on September 25, 1998 (the "Marketing Rights Agreement"), pursuant to which APPI, on the one hand, and GPI Holdings and GPI (collectively, "Guilford"), on the other hand, entered into a strategic alliance whereby, among other things:

                  (i) GPI Holdings granted APPI the exclusive right throughout the Territory (as defined in the Marketing Rights Agreement) to market, advertise, promote, sell and distribute the Product (as defined in the Marketing Rights Agreement) for use in the Field (as defined in the Marketing Rights Agreement);

                  (ii) GPI agreed to assign APPI the New Drug Application for the GLIADEL Product (as defined in the Marketing Rights Agreement) if and when approved by the FDA;

                  (iii) APPI agreed to use commercially reasonable efforts to obtain Regulatory Approval (as defined in the Marketing Rights Agreement) for the GLIADEL Product throughout the Territory for use in the Field and if, as and when obtained, to market, advertise, sell and distribute the GLIADEL Product throughout the Territory for use in the Field;

                  (iv) GPI agreed to manufacture and supply the Product (as defined in the Marketing Rights Agreement) to APPI pursuant to the 1996 Manufacturing and Supply Agreement (as defined below);

                  (v) Guilford and APPI agreed to collaborate on the development of certain further PCPP:SA/BCNU products for use in the Field, including products with BCNU doses higher than 3.85%, all of which were to be included within the grant of exclusive

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         marketing, advertising, promotion, sale and distribution rights in the
         Territory for use in the Field made by GPI Holdings to APPI under the Marketing Rights Agreement; and

                  (vi) Guilford granted to APPI a right of first offer covering all future drug-polymer cancer chemotherapeutic products that are developed directly by Guilford (and not pursuant to any collaboration with another party) specifically for the indication of brain cancer and for which Guilford controls the intellectual property rights covering the active chemotherapeutic agent incorporated into the polymer; and

         WHEREAS, GPI Holdings and GPI desire to reacquire the rights they granted to APPI under the Marketing Rights Agreement and related agreements on the terms and conditions contained herein and APPI desires to assign its rights in the Product under the Marketing Rights Agreement back to GPI Holdings and GPI on the terms and conditions set forth herein, whereby, among other things:

         (i) Guilford shall issue three hundred thousand (300,000) shares of GPI Common Stock to APPI pursuant to the terms and conditions of the Stock Purchase Agreement attached hereto;

         (ii) Pursuant to the terms and conditions of the Registration Rights Agreement attached hereto, APPI shall obtain certain rights to require GPI to register the GPI Common Stock issued to APPI pursuant to the Stock Purchase Agreement;

         (iii) The parties shall cooperate during the Transition Period (as defined below) to effect the transfer of all Regulatory Filings (as defined below), Regulatory Approvals (as defined below) and data generated to support the foregoing, as well as all Know-How (as defined below) and marketing and sales data that relate to the Product (as defined below), from APPI to Guilford;

         (iv) The parties shall continue to perform pursuant to the Marketing Rights Agreement and related agreements contemplated thereby through the Transition Period, except to the extent provided otherwise by this Agreement; and

         (v) Upon the completion of the Transition Period, the Marketing Rights Agreement, the related agreements contemplated thereby, and the parties' rights and obligations thereunder shall terminate, except to the extent otherwise provided by this Agreement;

         WHEREAS, RPR Inc. and GPI are parties to that certain Stock Purchase Agreement dated as of June 13, 1996, (the "1996 Stock Purchase Agreement"), pursuant to which RPR Inc. acquired shares of GPI's common stock, and RPR Inc. and GPI desire to modify the terms of the 1996 Stock Purchase Agreement on the terms and conditions set forth herein;

         WHEREAS, RPR Inc. and GPI are parties to that certain Loan Agreement dated as of June 13, 1996, (the "1996 Loan Agreement"), pursuant to which RPR Inc. extended a line of

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credit to GPI, and RPR Inc. and GPI desire to terminate the 1996 Loan Agreement on the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 "Act" shall mean the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated under such Act.

         1.2 "Affiliate" shall mean, when used with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with the subject Person. For purposes of this Agreement, "control" means the direct or indirect ownership of over 50% of the outstanding voting securities of a Person, or the right to receive over 50% of the profits or earnings of a Person, or the right to control the policy decisions of a Person.

         1.3 "Agreement" shall have the meaning set forth in the introductory paragraph of this agreement.

         1.4 "ANDA" shall mean an "Abbreviated New Drug Application," as defined in the Act, and all supplements thereto.

         1.5 "APPI" shall have the meaning set forth in the introductory paragraph of this Agreement.

         1.6      "Aventis" shall mean APPI and RPR Inc. collectively.

         1.7      "Closing" shall have the meaning set forth in Section 2.1.

         1.8      "Closing Date" shall have the meaning set forth in Section
2.1.

         1.9 "FDA" shall mean the Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency thereto.

         1.10 "Field" shall mean the treatment of tumors of the central nervous system and the treatment of cerebral edema.

         1.11 "First Amendment to the Marketing Rights Agreement" shall mean that certain Amendment No. 1 to Marketing, Sale and Distribution Rights Agreement by and among APPI and Guilford, dated as of September 25, 1998.

         1.12 "First Surgery Trial" has the meaning set forth in the First Amendment to the Marketing Rights Agreement.

         1.13 "GLIADEL Product" shall mean Guilford's GLIADEL(R) wafer, PCPP:SA with 3.85% BCNU, and any and all Improvements thereto.

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         1.14     "GPI" shall have the meaning set forth in the introductory paragraph of this Agreement.

         1.15 "GPI Holdings" shall have the meaning set forth in the introductory paragraph of this Agreement.

         1.16 "Guilford" shall have the meaning set forth in the first recital of this Agreement.

         1.17 "High Dose GLIADEL Product" shall mean any PCPP:SA product with a BCNU dose higher than 3.85% which is (i) reasonably expected to have a more advantageous efficacy profile than the GLIADEL Product and (ii) now or hereafter owned or controlled by Guilford, and all Improvements to any such product.

         1.18 "Improvement" to a product shall mean any and all inventions, discoveries, developments, modifications and improvements, whether or not patented or patentable, to such product.

         1.19 "IND" shall mean an "Investigational New Drug Application," as defined in the Act.

         1.20 "Interim Agreement" shall mean that certain Interim Agreement, dated as of October 5, 2000, by and among APPI and Guilford.

         1.21 "Know-How" shall mean all scientific and technical data, instructions, processes, formulae, specifications, ingredient sources, manufacturing procedures, methods and other information relating to the design, composition, formulation, pre-clinical evaluation, clinical evaluation, manufacture, use, sale, packaging, formulation or administration of the Product, including, but not limited to, NDAs (and similar applications filed in jurisdictions other than the U.S.), pharmacological, toxicological, analytical, stability and clinical data, specifications and drug master files and/or health registration dossiers and any other premarket application or registration owned or controlled at any time during the term hereof by either party.

         1.22 "Licensed Trademark" shall mean GPI Holdings' GLIADEL trademark and all goodwill associated with such trademark.

         1.23 "Marketing Rights Agreement" shall have the meaning set forth in the first recital of this Agreement.

         1.24 "NDA" shall mean a "New Drug Application," as defined in the Act, and all supplements thereto.

         1.25 "1996 Loan Agreement" shall have the meaning set forth in the fourth recital of this Agreement.

         1.26 "1996 Stock Purchase Agreement" shall have the meaning set forth in the third recital of this Agreement.

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         1.27     "1996 Manufacturing and Supply Agreement" shall mean that
certain Manufacturing and Supply Agreement, dated as of June 13, 1996 between GPI and APPI, as amended by Amendment No. 1 dated June 7, 1999 and Amendment No. 2 dated June 26, 2000.

         1.28 "Other PCPP:SA/BCNU Products" shall mean all PCPP:SA-based polymer products containing BCNU, other than the GLIADEL Product, that are now or hereafter during the term of this Agreement owned or controlled by Guilford, including, without limitation, High Dose GLIADEL Product, and all Improvements to any of the foregoing.

         1.29 "Person" shall mean any corporation, partnership, joint venture, other entity or natural person.

         1.30 "Product" shall mean the GLIADEL Product and all Other PCPP:SA/BCNU Products.

         1.31 "Registration Rights Agreement" shall mean a Registration Rights Agreement between GPI and APPI dated as of the Closing Date in the form attached hereto and made a part hereof as Exhibit A.

         1.32     "Regulatory Approval" shall mean, with respect to any country,
(i) filing for and receipt of all governmental and regulatory registrations and approvals (including, but not limited to, approvals of all final Product labeling) required for the marketing and sale of the Product for the indication for which it is being marketed in such country, and (ii) the receipt of reimbursement approvals and a reimbursement price acceptable to Guilford from the national health system or other appropriate governmental or regulatory authorities in such country, except in those countries where such reimbursement approvals and reimbursement price are not granted by a government or regulatory authority (such as the United States).

         1.33 "Regulatory Filings" shall mean all applications, filings, materials, studies, data and documents of any nature whatsoever filed with, prepared in connection with or necessary to support any Regulatory Approval process in any country or territory.

         1.34 "Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated as of even date herewith between GPI and APPI, the form of which is attached hereto and made a part hereof as Exhibit B.

         1.35 "Territory" shall mean the entire world, excluding Denmark, Finland, Norway, Sweden and Japan.

         1.36 "Transaction Agreements" shall mean, collectively, this Agreement, the Registration Rights Agreement and the Stock Purchase Agreement.

         1.37     "Transition Date" shall mean December 31, 2000.

         1.38 "Transition Period" shall mean the period commencing on Closing Date and ending on the Transition Date.

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                                    ARTICLE 2
                                     CLOSING

         2.1 Time and Place of the Closing. Subject to the terms and upon satisfaction or waiver of the conditions set forth herein, including the conditions to Closing set forth in this Article 2, the closing of the transactions contemplated herein (the "Closing") shall occur on October 23, 2000, or such other date as the parties may agree (the "Closing Date"). The Closing shall take place at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W., Washington, D.C. 20037-1420, at 4:00 p.m. on the Closing Date.

         2.2 Conditions to Guilford's Obligations to Close. The obligations of Guilford to carry out the terms of this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions, any of which may be waived by Guilford:

                  2.2.1 Representations and Warranties. The representations and warranties of Aventis contained in Article 3 shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as if made on and as of such Closing Date.

                  2.2.2 Simultaneous Closing. Contemporaneously with the Closing hereof, the "Closing" of the Stock Purchase Agreement (as such term is defined therein) shall take place.

                  2.2.3 Closing Deliveries by APPI. Contemporaneously with the Closing hereof APPI shall tender its execution and delivery of the Registration Rights Agreement.

         2.3 Conditions to Aventis' Obligations to Close. The obligations of Aventis to carry out the terms of this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions, any of which may be waived by Aventis:

                  2.3.1 Representations and Warranties. The representations and warranties of Guilford contained in Article 3 shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as if made on and as of such Closing Date.

                  2.3.2 Simultaneous Closing. Contemporaneously with the Closing hereof, the "Closing" of the Stock Purchase Agreement (as such term is defined therein) shall take place.

                  2.3.3 Closing Deliveries by Guilford. Contemporaneously with the Closing hereof, Guilford shall tender its execution and delivery of the Registration Rights Agreement.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         3.1 Aventis Representations and Warranties. APPI and RPR Inc. hereby represent and warrant to Guilford that:

                  3.1.1 Corporate Power. Each of APPI and RPR Inc. has the corporate power and authority to execute, deliver and perform the Transaction Agreements. The execution,

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delivery and performance of the Transaction Agreements by APPI and RPR Inc. have been duly authorized by all necessary corporate action of APPI and RPR Inc., respectively;

                  3.1.2 Validity. Each of the Transaction Agreements, when executed and delivered by Aventis, shall be the legal, valid and binding obligation of Aventis, enforceable against Aventis in accordance with its terms, except as such enforceability may be limited by bankruptcy law and other similar laws affecting creditors' rights generally and by general principles of equity;

                  3.1.3 Non-Contravention. The execution, delivery and performance of the Transaction Agreements by Aventis do not and will not (i) conflict with, or constitute a breach or default under, or require the consent of any third party under, Aventis' charter documents or any material license, loan or other agreement, contract, commitment or instrument to which Aventis is a party or any of its assets are bound, (ii) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (iii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or any governmental or regulatory authority;

                  3.1.4 No Litigation. There is no action or proceeding pending or, in so far as Aventis knows, threatened against Aventis or any of its Affiliates before any court, administrative agency or other tribunal which could impact upon Aventis' right, power and authority to enter into any of the Transaction Agreements or to carry out its obligations under any of the Transaction Agreements;

                  3.1.5 Joint Inventions. There are no Joint Inventions (as such term is defined in Section IV(H)(3) of the Marketing Rights Agreements);

                  3.1.6    Licensed Trademark.

                           (a)      The only trademark that has been used by the
parties pursuant to the provisions of Section III(A)(2) of the Marketing Rights Agreement is GPI Holdings' GLIADEL trademark;

                           (b)      APPI has not granted a sublicense to any
third party to use the Licensed Trademark;

                  3.1.7 Distribution Rights. APPI has not granted marketing, sales, sales agency and/or distribution rights to any third party with respect to any rights conferred upon APPI under the Marketing Rights Agreement;

                  3.1.8 Subcontractors. Except as set forth on Schedule 3.1.8 or Schedule 5.6.4, APPI has not subcontracted any third parties to seek Regulatory Approvals or to conduct clinical trials or studies with respect to the Product;

                  3.1.9 Liability to Third Party Agents. Except as set forth in Sections 5.4 and 5.6.4, Guilford shall have no liability or obligation to any of the parties set forth on Schedule 3.1.8 as a result of the transactions contemplated by this Agreement; and


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                  3.1.10   Ownership Rights. APPI owns the Know-How, Regulatory
Filings, Regulatory Approvals and marketing and sales data to be transferred to Guilford pursuant to Article 6 free and clear of any encumbrances, license or security interest or other similar right of third parties.

         3.2 Guilford Representations and Warranties. GPI and GPI Holdings each hereby represents and warrants to Aventis that:

                  3.2.1 Corporate Power. Each of GPI and GPI Holdings has the corporate power and authority to execute, deliver and perform each of the Transaction Agreements. The execution, delivery and performance of each of the Transaction Agreements by GPI and GPI Holdings have been duly authorized by all necessary corporate action of GPI and GPI Holdings, respectively;

                  3.2.2 Validity. Each of the Transaction Agreements, when executed and delivered by Guilford, shall be the legal, valid and binding obligation of Guilford, enforceable against Guilford in accordance with its terms, except as such enforceability may be limited by bankruptcy law and other similar laws affecting creditors' rights generally and by general principles of equity;

                  3.2.3 Non-Contravention. The execution, delivery and performance of the Transaction Agreements by Guilford do not and will not (i) conflict with, or constitute a breach or default under, or require the consent of any third party under, Guilford's charter documents or any material license, loan or other agreement, contract, commitment or instrument to which Guilford is a party or any of its assets are bound, (ii) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (iii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or any governmental or regulatory authority; and

                  3.2.4 No Litigation. There is no action or proceeding pending or, in so far as Guilford knows, threatened against Guilford or any of its Affiliates before any court, administrative agency or other tribunal which could impact upon Guilford's right, power and authority to enter into any of the Transaction Agreements or to carry out its obligations under any of the Transaction Agreements.

                  3.2.5 Joint Inventions. There are no Joint Inventions (as such term is defined in Section IV(H)(3) of the Marketing Rights Agreements).

                  3.2.6 Licensed Trademark. The only trademark that has been used by the parties pursuant to the provisions of Section III(A)(2) of the Marketing Rights Agreement is GPI Holdings' GLIADEL trademark.

         3.3 Knowledge. Where a representation or warranty contained in this Article 3 is stated to be to a party's knowledge, this shall mean to the actual knowledge of all of the officers and appropriate key personnel of such party, after reasonable inquiry.

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         3.4      No Other Warranties. EXCEPT FOR THE EXPRESS WARRANTIES
CONTAINED IN THIS AGREEMENT, NEITHER GUILFORD NOR AVENTIS MAKE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

         3.5 Survival of Warranties. The provisions of this Article 3 shall survive the expiration or sooner termination of the term of this Agreement.

                                   ARTICLE 4
       MODIFICATION OF CERTAIN EXISTING OBLIGATIONS AS OF THE CLOSING DATE

         4.1 Marketing Rights Agreement. Unless expressly provided otherwise by this Agreement, between the Closing Date and the Transition Date all rights and obligations of any party under the Marketing Rights Agreement shall remain in full force and effect. Effective upon the Closing Date, the parties agree that the Marketing Rights Agreement shall be modified as follows:

                  4.1.1 Exclusive Right. For purposes of clarification, it is understood that Section III(A)(1) shall not be interpreted to restrict Guilford from exercising its rights or performing its obligations under Articles 4, 5 and 9 of this Agreement.

                  4.1.2 Licensed Trademark. Guilford shall no longer be prohibited pursuant to Section III(A)(2) from using the Licensed Trademark itself or from granting other Persons rights to use the Licensed Trademark.

                  4.1.3 Assignment of Rights. Notwithstanding Section III(A)(3) of the Marketing Rights Agreement, APPI shall no longer have the right to grant any exclusive or non-exclusive marketing, sales, sales agency and/or distribution rights, with respect to any rights conferred upon APPI under the Marketing Rights Agreement, to any non-Affiliated third party.

                  4.1.4 Studies and Regulatory Approvals. Except as contemplated by Section 5.6.4 of this Agreement, APPI shall no longer be obligated pursuant to Sections III(B)(1), (2) or (3) to conduct clinical trials or studies or take other steps and actions regarding Regulatory Approval in the U.S. of the Product, nor will APPI take such actions except in coordination with, and, following transfer of the NDA and IND as contemplated by Section
5.1.2 of this Agreement, with the prior approval not to be unreasonably withheld or delayed of, Guilford. APPI shall no longer be obligated pursuant to Section III(C)(2) to pursue Regulatory Approval of the Product other than in support of Regulatory Filings made prior to the date of this Agreement in Italy, Canada and Australia, which support shall be conducted by APPI in accordance with Section
5.5 of this Agreement.

                  4.1.5 Right of Review. Following transfer of the NDA and IND as contemplated by Section 5.1.2, APPI shall have no further right pursuant to Section III(B)(4) to review and comment on strategies and protocols of the clinical trials and studies and regulatory submissions made by Guilford related to the GLIADEL Product for the indication of the treatment of form(s) of malignant glioma in the United States.

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                  4.1.6    Milestone Payments. APPI shall no longer be obligated
pursuant to Section III(D) to make any further payments to GPI or GPI Holdings in consideration of obtaining Regulatory Approvals relating to the GLIADEL Product.

                  4.1.7 Governance and Operations Committees. The provisions of Sections III(G) and (H) of the Marketing Rights Agreement with respect to the establishment and meeting of the Governance Committee and Operations Committee shall be of no further force and effect.

                  4.1.8 Joint Development Activities. APPI shall no longer be obligated to sponsor and fund any development activities pursuant to Section III(I).

                  4.1.9 Right of First Offer. The right of first offer granted to APPI pursuant to Section III(J) shall be revoked and APPI shall have no rights with respect to the any Qualifying Product Candidate (as such term is defined in the First Amendment to the Marketing Rights Agreement).

                  4.1.10 Confidentiality. The second sentence of Section IV(A)(1) shall be amended and restated to read as follows:

                  "The Receiving Party shall, during the term of this Agreement, and for seven (7) years after the expiration or sooner termination of the term of this Agreement, make no use of such confidential information except (x) to advance the purposes of this Agreement in accordance with its provisions or (y) to advance the purposes of that certain Rights Reversion Agreement between the parties dated as of October 23, 2000 in accordance with its provisions, which purposes shall include the transition of the development, commercialization and sale of the Product to Guilford from APPI and Guilford's corresponding disclosure of such confidential information to potential distributors, vendors of regulatory services and other third party agents of Guilford. Each party shall use the same efforts to keep secret and prevent the disclosure of such confidential information to third parties as it would use with respect to its own confidential information."

                  4.1.11   Termination.

                           (a)      APPI shall no longer have the right pursuant
to Section IV(D)(2) to terminate the Marketing Rights Agreement in the event of a Change of Control (as such term is defined in the Marketing Rights Agreement).

                           (b)      APPI shall no longer have the right pursuant
to Section IV(D)(5) or Section IV(F)(4) to sell out its stock of any Product it possesses or has committed to purchase in the event of a termination of the Marketing Rights Agreement, and the disposition of such Product upon termination of the Marketing Rights Agreement shall instead be governed by Section 5.6.2 of this Agreement.

                  4.1.12 Events of Default. A breach by either party of any material provision of the 1996 Loan Agreement, or defaults in the performance or observance of any material provision of such agreement, shall no longer constitute an "Event of Default" under the Marketing Rights Agreement pursuant to Section IV(E).

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                  4.1.13   Inventions. APPI shall no longer have the right
pursuant to Section IV(H)(1) to require Guilford (a) to file, prosecute or maintain patents or patent applications on any GPI Inventions (as such term is defined in the Marketing Rights Agreement) or (b) to cooperate with APPI to prepare, review or execute any such patent applications or other papers as may be necessary to enable the protection of the GPI Inventions (as such term is defined in the Marketing Rights Agreement) by patent and, notwithstanding the survival provisions in Section IV(H)(9) and Section IV(D)(4), such rights shall terminate and be of no further force and effect as of the Closing Date.

                  4.1.14   Infringement.

                           (a)      If, as a result of the manufacture, use or
sale of the Product, Guilford is sued for patent infringement or threatened with such a lawsuit or other action by a third party, Guilford shall no longer have the obligation, pursuant to Section IV(I)(1), (x) to meet with APPI to analyze the infringement claim and the avoidance of the same, or (y) to obtain the prior written consent of APPI prior to the settlement of any such claim, suit, threatened suit or action and, notwithstanding the survival provisions in
Section IV(I)(3) and Section IV(D)(4), such obligations shall terminate and be of no further force and effect as of the Closing Date.

                           (b)      If, as a result of the manufacture, use or
sale of the Product, Guilford or APPI or any of its Affiliates is sued for patent infringement or threatened with such a lawsuit or other action by a third party, and as a result it is necessary to obtain a license from such third party, Guilford shall no longer have the obligation, pursuant to Section IV(I)(1), to involve APPI in efforts to obtain and negotiate a license from such third party and, notwithstanding the survival provisions in Section IV(I)(3) and
Section IV(D)(4), such obligations shall terminate and be of no further force and effect as of the Closing Date.

                           (c)      Notwithstanding the survival provisions in
Section IV(I)(3) and Section IV(D)(4), the provisions of Section (IV)(I)(2) relating to infringement of a patent involving the Product by a third party shall terminate and be of no further force and effect as of the Closing Date.

                  4.1.15   Certain Covenants of Guilford.

                           (a)      The obligations of Guilford and its
Affiliates pursuant to Section IV(J)(iv), which prohibit Guilford and its Affiliates from appointing any distributor other than APPI in the Territory during the term of the Marketing Rights Agreement, shall be deemed modified to the extent necessary to permit Guilford and its Affiliates to solicit, interview, appoint and contract with distributors and prepare them to begin distribution of the Product in the Territory; provided, however, that any such distributors shall not actually begin distribution of the Product in the Territory until the Transition Date.

                           (b)      The obligations of Guilford and its
Affiliates pursuant to Section IV(J)(v), which require Guilford and its Affiliates to refer to APPI any leads concerning prospective customers in the Territory which come to the attention of GPI during the term of the Marketing Rights Agreement, shall terminate and be of no further force and effect as of the Closing Date.

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         4.2      Manufacturing and Supply Agreement. Unless expressly provided otherwise by this Agreement, during the Transition Period all rights and obligations of any party under the 1996 Manufacturing and Supply Agreement shall remain in full force and effect. Effective upon the Closing Date, the parties agree that the 1996 Manufacturing and Supply Agreement shall be modified as follows:

                  4.2.1 Definition of Territory. The definition of "Territory" shall be amended and restated to read as follows:

                  "Territory" shall mean the entire world, excluding Denmark, Finland, Norway, Sweden and Japan.

                  4.2.2 Forecasts. APPI shall no longer be obligated to provide forecasts or orders for Product pursuant to Sections II(B)(1) and II(B)(2).

                  4.2.3 Ownership of Trademarks. Notwithstanding any provision in Section II(D)(3) to the contrary, Guilford shall be the exclusive owner of and have all rights to (i) the Licensed Trademark, together with the goodwill symbolized by such trademark, and (ii) copyrights, plans, ideas, names, slogans, artwork and all other intellectual property, if any, in each case exclusive to the GLIADEL Product; provided, however, for clarification the foregoing shall exclude any corporate or division name of Rhone-Poulenc Rorer Pharmaceuticals Inc., Aventis or their respective Affiliates, any logos of Rhone-Poulenc Rorer Pharmaceuticals Inc., Aventis or their respective Affiliates, any trademark of Rhone-Poulenc Rorer Pharmaceuticals Inc., Aventis or their respective Affiliates and all NDC numbers of Aventis or its Affiliates.

                  4.2.4 Termination. APPI shall no longer have the right pursuant to Section III(D)(3) to terminate the 1996 Manufacturing and Supply Agreement in the event of a Change of Control (as such term is defined in the 1996 Manufacturing and Supply Agreement).

                  4.2.5 Events of Default. A breach by either party of any material provision of the 1996 Loan Agreement, or defaults in the performance or observance of any material provision of such agreement, shall no longer constitute an "Event of Default" under the 1996 Manufacturing and Supply pursuant to Section III(E).

                  4.2.6 Remedies. APPI shall no longer have the right pursuant to Section III(F)(4) to sell out its stock of any Product it possesses or has committed to purchase in the event of a termination of the 1996 Manufacturing and Supply Agreement, and the disposition of such Product upon termination of the 1996 Manufacturing and Supply shall instead be governed by
Section 5.6.2 of this Agreement.

                  4.2.7 Certain Covenants of GPI. The obligations of Guilford and its Affiliates pursuant to Section III(I)(iv), which require Guilford and its Affiliates to refer to APPI any leads concerning prospective customers in the Territory which come to the attention of GPI during the term of the 1996 Manufacturing and Supply Agreement, shall terminate and be of no further force and effect as of the Closing Date.

         4.3 1996 Stock Purchase Agreement. Unless expressly provided otherwise by this Agreement, all rights and obligations of any party under the 1996 Stock Purchase Agreement

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

shall remain in full force and effect. Effective upon the Closing Date, the parties agree that the 1996 Stock Purchase Agreement shall be modified as follows:

                  4.3.1 Additional Shares. RPR Inc. shall no longer have any right or obligation to purchase, and GPI shall no longer have any right or obligation to sell, the Additional Shares (as defined in the 1996 Stock Purchase Agreement) and as a result, there shall be no Second Closing Date (as defined in the 1996 Stock Purchase Agreement).

                  4.3.2 Covenants to Perform. The respective covenants of APPI and GPI to perform the agreements to be performed by them under the Transaction Documents (as defined in the 1996 Stock Purchase Agreement) shall be modified to include only those agreements to be performed by them under the Transaction Documents as amended hereby or as may be amended by the parties in the future.

                  4.3.3    Standstill. The standstill provisions set forth in
Section 7.01 of the 1996 Stock Purchase Agreement shall no longer be of any force or effect, and such matters shall be governed by Section 7.01 of the Stock Purchase Agreement.

                  4.3.4    Lock Up. The lock up provisions set forth in Section
7.02 of the 1996 Stock Purchase Agreement shall no longer be of any force or effect.

         4.4 1996 Loan Agreement. Effective upon the Closing Date, the parties agree that the 1996 Loan Agreement shall be terminated and be of no further force and effect and as a result RPR Inc. shall have no further obligation to advance any funds to GPI pursuant to the 1996 Loan Agreement.

         4.5 Interim Agreement. Effective upon the Closing Date, the parties agree that the Interim Agreement shall no longer be of any force or effect, and the matters contained therein shall be governed by this Agreement.

                                   ARTICLE 5
                      OBLIGATIONS DURING TRANSITION PERIOD

         Unless expressly provided otherwise by this Agreement, during the Transition Period all rights and obligations of any party under the Marketing Rights Agreement shall remain in full force and effect. In addition, during the Transition Period:

         5.1      Cooperation.

                  5.1.1 General Access. APPI shall grant Guilford full access to documents, meetings and any other communications (both internal and with any third parties) regarding clinical trials, registration efforts, and marketing, sales and distribution activities, each with respect to the Product. APPI shall work jointly with Guilford with respect to the foregoing activities and will cooperate with and reasonably assist Guilford in Guilford's efforts to build its commercial operations with respect to the Product. Such assistance will include, for example, promptly supplying Guilford with copies of marketing and sales records, reports, plans and other

RIGHTS REVERSION AGREEMENT             13
information that is related to the Product and that is in APPI's possession or control. APPI shall deliver such information in electronic or hard copy versions, as Guilford may reasonably request.

                  5.1.2 Transfer of NDA and IND. Immediately following the Closing, the parties shall file with the FDA the information required pursuant to 21 C.F.R. Section 314.72 for the transfer of the NDA and IND for the GLIADEL Product from APPI to Guilford. APPI shall file the information required of a former owner as set forth in Exhibit C hereto, and Guilford shall file the information required of a new owner as set forth in Exhibit D hereto. APPI may retain an archival copy of such NDA and IND, including information required to be kept under applicable regulations.

                  5.1.3 Transition of NDA Activities. The parties will agree upon procedures to ensure a smooth transition from APPI to Guilford on or before the Transition Date of the activities required to be undertaken by the holder of the NDA (and corresponding foreign Regulatory Filings) for the GLIADEL Product, including, without limitation, adverse experience reporting, quarterly and annual FDA reports, complaint and sample tracking, product recalls and communication with health care professionals and customers.

         5.2      Communications with Regulatory Authorities.

                  5.2.1 FDA. Upon transfer of the NDA for the GLIADEL Product to Guilford, Guilford shall assume all responsibility for communication with the FDA that relates to the Product, except as contemplated by Section 5.6.5 hereof. Guilford shall not purport to represent APPI in any such communication with the FDA or attribute any statements to APPI or any of its Affiliates in any such communication.

                  5.2.2 Foreign Regulatory Authorities. During the Transition Period, APPI shall give Guilford reasonable prior written notice and the right to attend any meeting between APPI and any foreign regulatory authority relating to the Product and provide Guilford with a true and complete copy of each communication that will be made during the Transition Period between APPI and any foreign regulatory authority that relates to the Product, and the right to review and participate in any response to any such communication. APPI shall be responsible for making presentations to any foreign regulatory authority that relate to the Product during any joint meetings and for responding to questions and comments from such foreign regulatory authority with respect to its Regulatory Filing, but shall solicit and reasonably consider the input of Guilford prior to making such a presentation or response; provided, however, that APPI shall not be required to take any action that APPI determines in good faith would jeopardize its standing and reputation with any foreign regulatory authority or violate any applicable provision of law, statute, rule or regulation. APPI and Guilford shall promptly provide the other with notes from any in-person or teleconference meeting with any foreign regulatory authority related to the Product at which the other is not present. Notwithstanding the foregoing, upon a transfer in accordance with Article 6 of a foreign Regulatory Approval or Regulatory Filing prior to the Transition Date, (i) Guilford shall assume all responsibility for presentations to and communications with the relevant regulatory authority that relates to the Product and (ii) APPI shall be relieved of any responsibility therefor, except as contemplated by Section 5.6.5 hereof. Guilford shall not purport to represent APPI in any meeting with any foreign regulatory authority or attribute any statements to APPI or any of its Affiliates in any such communication.

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

         5.3 Joint Transition Team. Upon the Closing Date, the parties shall establish a Joint Transition Team which shall remain in place during the Transition Period and which shall be responsible for the smooth and effective implementation of the transition activities contemplated by this Agreement and for developing and executing a plan to effect the transfers to take place pursuant to Article 6. The members of the Joint Transition Team shall be as set forth on Schedule 5.3. Any replacements or proxies for the foregoing persons shall be equivalently senior personnel. The parties shall cause their respective members of the Joint Transition Team to make themselves available as reasonably necessary to carry out such implementation. Any impasse among the members of the Joint Transition Team that is not resolved within seven (7) business days shall be referred to dispute resolution pursuant to Section 12.14.2.

         5.4 First Surgery Trial. Guilford will have the right to direct, and will be responsible for directing, the completion of the First Surgery Trial data analysis and final study report, and APPI will instruct PPD Development to follow Guilford's reasonable direction with respect thereto. APPI will not (i) make any public statements, written or verbal or (ii) engage in any communications with the FDA or any corresponding foreign regulatory authority, in either case relating to the First Surgery Trial and its results, except (A) pursuant to a request for information from such regulatory authority, (B) as required under applicable law, statute, rule or regulation, or (C) as determined in good faith by APPI to be necessary in order to not jeopardize APPI's standing and reputation with any such regulatory authority; provided, however, that (1) unless, with respect to clauses (A) and (B), it is not reasonably practicable, APPI shall coordinate with Guilford with respect to any such communications, including, providing to Guilford a reasonable prior opportunity to review and comment on any such communications and considering in good faith the comments of Guilford prior to dissemination of any such communications, and (2) in each case, APPI shall provide Guilford with a copy of the final version of any such communication made in writing or a written summary of any such communication made verbally after dissemination of any such communication. The provisions contained in the preceding sentence shall survive the termination or expiration of this Agreement. APPI shall be liable for all bills of PPD Development and any other creditors relating to the First Surgery Trial accrued for the completion of the data analysis and final study report; provided, however, that Guilford shall be responsible for any charges incurred by APPI relating to additional work to or changes from the current plan for completion of the First Surgery Trial that may be requested by Guilford of PPD Development or such other creditors. Notwithstanding any provision in the Marketing Rights Agreement to the contrary, Guilford shall have the right to direct the communication of the data, analyses and results of the First Surgery Trial to its consultants and the FDA and, in coordination with APPI, to investigators. Guilford will be responsible for leading the Trial Executive Committee and will decide upon the modalities of dissemination of the First Surgery Trial results (e.g., investigators, IDMC, Congresses, press releases and publications). Guilford will provide to APPI a reasonable prior opportunity to review and comment on the substance of any and all such communications, and Guilford shall consider in good faith comments of APPI prior to such dissemination; provided, however, that Guilford shall not have to provide APPI such opportunity to review and comment on communications the substance of which has previously been provided to APPI pursuant to the foregoing. Guilford shall not purport to represent APPI or attribute any statements to APPI or any of its Affiliates in any of the foregoing communications or other actions. If Guilford breaches its obligations pursuant to the preceding sentence or if any third party refers to APPI or any of its Affiliates in a public statement relating to the First Surgery Trial, then APPI shall be entitled to make a clarifying disclosure; provided,

RIGHTS REVERSION AGREEMENT             15
however, that any such clarifying disclosure made by APPI relating to the First Surgery Trial and its results shall be subject to APPI's obligations in the second sentence of this Section 5.4 to coordinate such communications with Guilford.

         5.5 Registration Efforts. During the Transition Period, as contemplated by Section 4.1.4 hereof, APPI shall continue to seek Regulatory Approvals in accordance with the terms of the Marketing Rights Agreement for recurrent indication in Italy, Canada and Australia, except to the extent that Guilford assumes such responsibility in which event Guilford shall be responsible for the conduct and cost of any such activities. In the event Guilford assumes such responsibility, APPI shall assist Guilford in seeking such Regulatory Approval by supplying Guilford with copies of relevant documents and communications, informing Guilford of the status of the applicable Regulatory Filings. Notwithstanding any provision in the Marketing Rights Agreement to the contrary, the parties agree that during the Transition Period, or until such earlier time as Guilford may assume responsibility for such activities, APPI's activities with respect to seeking the foregoing Regulatory Approvals shall be subject to reasonable coordination with Guilford; provided, however, that (i) APPI shall not be required to take any action that APPI determines in good faith would jeopardize its standing and reputation with any foreign regulatory authority or violate any applicable provision of law, statute, rule or regulation, and (ii) no request of Guilford shall increase any obligation or cost to APPI beyond that required by the applicable terms of the Marketing Rights Agreement. APPI shall have no other obligation (or right) to seek Regulatory Approvals in accordance with the terms of the Marketing Rights Agreement, including no obligation (or right) to prepare and file with the FDA (and corresponding foreign regulatory authorities) the Supplemental NDA (and corresponding foreign Regulatory Filings) with respect to the results of the First Surgery Trial, and APPI may terminate internal efforts and arrangements with third parties related to such activities. Any such Regulatory Filings, if made, shall be the sole responsibility of Guilford, and all costs and expenses related to preparation and filing of any such Regulatory Filings, including without limitation the costs and expenses of third parties (such as Quintiles, Inc.), which are incurred by Guilford shall be paid for by Guilford.

         5.6 Ongoing APPI Commercial Operations. APPI shall continue the commercialization and sale of the Product in accordance with the terms of the Marketing Rights Agreement and shall carry out its corresponding activities and obligations, as follows:

                  5.6.1 No Purchase of Inventory. Notwithstanding its obligation pursuant to Section III(A)(3) of the Marketing Rights Agreement to maximize sales of the Product, and notwithstanding any purchase forecasts or orders it has provided pursuant to the 1996 Manufacturing and Supply Agreement, APPI shall not be required to purchase from Guilford any further Product.

                  5.6.2 Disposition of Unsold Inventory. Subject to Section 5.6.1, APPI shall use commercially reasonable efforts to market, sell and distribute the Product and to maximize sales of the Product in accordance with the terms of Section III(A)(3) of Marketing Rights Agreement; provided, however, that to the extent that, in spite of such efforts, APPI is unable to sell all of its inventory of Product during the Transition Period, promptly after the Transition Date it shall destroy (and certify as so destroyed) any remaining inventory, other than such inventory located at Dagenham or Frankfurt with a remaining shelf life of at least six months at the Transition Date

RIGHTS REVERSION AGREEMENT             16
which Guilford shall purchase on the Transition Date for $1000 per dose, with shipment to a site within the European Union designated by Guilford at Guilford's expense.

                  5.6.3 Packaging and Labeling. The parties acknowledge that certain inventory of Product in the possession of Guilford existing as of the date hereof may contain packaging and labeling with the names, logos, trademarks and NDC numbers of APPI or any of its Affiliates. Guilford may distribute such existing inventory until the end of the six-month period following the Transition Date; provided, however, that Guilford (i) shall not distribute any such Product that is within three months of its expiration date and (ii) shall not, and shall have no right to, use such names, logos, trademarks or NDC numbers for any other purpose and shall acquire no right, title or interest therein.

                  5.6.4 Marketing and Sales Activities. Guilford shall direct the planning and conduct or, if it shall so determine, the cancellation, of: (i) the GLIADEL presentation at the Society for Neurooncology scheduled to start on November 8, 2000 in Chicago, Illinois; and (ii) the November conference in Puerto Rico to educate neurosurgeons about the results of the First Surgery Trial. APPI shall use reasonable efforts to assist Guilford in the conduct of such meetings. APPI will continue to support, or Guilford at its discretion may assume, the existing Unrestricted Education Grants, media plan, public relations plan and the GO Project Grant through the Transition Date (except to the extent that Guilford may request APPI to cease any such activities). Guilford will reimburse APPI promptly upon receipt of an invoice from APPI for its out-of-pocket expenses incurred for each of the foregoing meetings, grants and plans, including without limitation any such expenses related to canceled meetings, grants or plans. For informational purposes, APPI's budget estimates for the foregoing activities are as follows: Puerto Rico, $760,000; Unrestricted Education Grants, $110,000; media plan, $33,575; public relations plan, $10,000; and GO Project Grant, $132,375. Furthermore, Guilford shall assume the conduct of the grant-in-aid studies set forth in Schedule 5.6.4 designated as committed at its sole expense (but only to the extent of the total committed amount for such studies as set forth in Schedule 5.6.4; provided, that, Guilford shall be responsible for any additional costs resulting from changes to such studies requested or directed by Guilford) and APPI shall be relieved of the obligation to conduct any activities so assumed by Guilford and shall terminate any grant-in-aid studies not set forth in Schedule 5.6.4; provided, however, that with respect to any grant-in-aid studies not set forth in Schedule 5.6.4, APPI shall refer to Guilford any inquiries from parties conducting those studies concerning resumption of their work.

                  5.6.5 Regulatory Activities. During the Transition Period, APPI shall, in consultation with and as reasonably requested by Guilford, discharge all regulatory obligations relating to the Product, including assisting Guilford in preparing NDA annual reports and other required supplemental filings with the FDA and preparing such reports and filings with corresponding foreign regulatory authorities, performing activities related to European Union importation, and collecting and reporting adverse events.

         5.7 APPI Employees. APPI shall provide sufficient human and corporate resources to fulfill its obligations under the Marketing Rights Agreement and under this Agreement.

RIGHTS REVERSION AGREEMENT             17

         5.8 Ordinary Course of Business. During the Transition Period, APPI shall continue to act in the ordinary course of business, consistent with its past practices, with respect to the sale of the Product, including, but not limited to, the terms and conditions of sale of the Product.

                                   ARTICLE 6
                   TRANSFERS ON OR BEFORE THE TRANSITION DATE

         On or before the Transition Date, or with respect to any item below on such earlier date as is reasonably practicable following notice by Guilford to APPI, APPI shall transfer to Guilford the following:

         6.1 Know How and Clinical Data. All Know-How, including all clinical and other data, analyses and reports (a) used, obtained or generated to support APPI's pursuit of Regulatory Approvals (whether or not actually used) or
(b) that otherwise relates to the Product, provided to Guilford in the most appropriate format available to support regulatory filings; provided, however, that to the extent APPI requires access to such data to comply with applicable legal requirements pertaining to APPI's performance under the Marketing Rights Agreement or this Agreement, subject to Article 9, Guilford shall allow APPI a right of access (including the right to take copies of records) and right of reference to all such data;

         6.2 Other Regulatory Filings and Approvals. All Regulatory Filings (for purposes of this Section 6.2, including both filed and draft versions) (other than the NDA and IND filed with the FDA to be transferred in accordance with Section 5.1.2 hereof) and Regulatory Approvals; provided, however, that if legal requirements beyond APPI's control prevent APPI from transferring any Regulatory Filing or Regulatory Approval to GPI Holdings, APPI shall allow Guilford a right of reference to any such Regulatory Filing or Regulatory Approval; provided, further, that Guilford shall take such action prior to the Transition Date as is necessary to enable such transfer of all Regulatory Filings and Regulatory Approvals and APPI shall close all Regulatory Filings and Regulatory Approvals as of the Transition Date; provided, however, that if, despite Guilford taking such action, the relevant regulatory authority has not effectuated transfer of the relevant Regulatory Filing or Regulatory Approval as of the Transition Date, then upon the written request of Guilford (including reasonable evidence of Guilford having taken the necessary actions to enable such transfer) APPI shall continue to support such Regulatory Filing or Regulatory Approval in accordance with the terms of this Agreement for a reasonable period of time after the Transition Date, not to exceed 45 days, subject to prompt reimbursement by Guilford to APPI for any and all reasonable costs or expenses (whether internal or out-of-pocket) related to such continuation of support and to the continuation during such period of time of the provisions of this Agreement related to Guilford's obligations to coordinate with, and where applicable seek approval from, APPI with respect to communications with the relevant regulatory authority and other disclosures and provided that APPI shall have no further obligations with respect to the Product in such country or countries, including sales, marketing or distribution; and

         6.3 Marketing and Sales Information. All marketing and sales data in the possession or control of APPI that relate to the Product, including, without limitation, customer lists,

RIGHTS REVERSION AGREEMENT             18
marketing, distribution and sales plans, methods and systems, sales figures and sales projections and training materials.

                                   ARTICLE 7
                     OBLIGATIONS AFTER THE TRANSITION PERIOD

         Effective as of the Transition Date, the Marketing Rights Agreement shall terminate and, except for those rights and obligations of any party under the Marketing Rights Agreement that expressly survive the termination of such agreement pursuant to either the terms of the Marketing Rights Agreement (as modified by this Agreement) or the terms of this Agreement, all rights and obligations of any party under the Marketing Rights Agreement, including all licenses granted to APPI by GPI or GPI Holdings thereunder, shall cease to be of further effect. After the Transition Period, APPI shall, for a period of six months:

         7.1 Regulatory Approval Information. Provide to Guilford such information in APPI's possession as may be reasonably requested by Guilford to obtain Regulatory Approvals throughout the Territory for use in the Field.

         7.2 Adverse Event Reporting. Continue to inform GPI of all material written customer complaints, adverse reaction information or notifications, correspondence, etc. with respect to the use of the Product that may come to its attention;

         7.3 Infringement of Third Parties. Notify GPI should it become aware of the Product infringing any patents, patent rights, patent applications, inventions, trademarks, service marks or tradenames, copyrights, confidential information, trade secrets or any other proprietary rights or processes of any other Person; and

         7.4 Infringement by Third Parties. Notify GPI should it become aware that there is infringement of a patent involving the Product by any third party.

                                   ARTICLE 8
     MODIFICATION OF CERTAIN OBLIGATIONS EFFECTIVE UPON THE TRANSITION DATE

         8.1 Marketing Rights Agreement. Effective as of the Transition Date, the Marketing Rights Agreement shall terminate and, except for those rights and obligations of any party under the Marketing Rights Agreement that expressly survive the termination of such agreement pursuant to either the terms of such agreement (as modified by this Agreement) or the terms of this Agreement, all rights and obligations of any party under the Marketing Rights Agreement shall cease to be of further effect. As to those rights and obligations of any party under the Marketing Rights Agreement that do expressly survive the termination thereof, the parties agree that effective as of the Transition Date they shall be modified as follows:

                  8.1.1    Product Liability.  The first and second sentences of
Section IV(C)(2) shall be amended and restated to read as follows:

                  "The parties desire to separately allocate between themselves the risks and costs of any product liability claims from third parties with respect to the Product

RIGHTS REVERSION AGREEMENT             19

                  (whether related to the safety or efficacy of the Product or arising out of alleged defects in material, design or workmanship of the Product or the use, marketing, advertising, promotion, or distribution of the Product, but excluding those claims (1) for which GPI and GPI Holdings are obligated to defend, indemnify and hold the RPR Indemnitees harmless under
                  Section IV(C)(1)(a), and (2) for which RPR is obligated to defend, indemnify and hold the GPI Indemnitees harmless under
                  Section IV(C)(1)(b)) (hereafter, a "Product Liability Claim"). Any losses, obligations, liabilities, penalties and damages (including but not limited to compensatory and punitive damages), costs and expenses (including reasonable attorneys'
                  fees), arising out of a Product Liability Claim (x) if related to Product that is sold prior to the Transition Date (as defined in the Rights Reversion Agreement between Aventis and Guilford dated as of October 23, 2000), shall be shared equally by APPI and Guilford and (y) if related to Product that is sold on or after the Transition Date, shall be borne by Guilford."

                  8.1.2    Confidentiality and Press Releases.

                           (a)      The third sentence of Section IV(A)(1) shall
be amended and replaced to read as follows:

                           "Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to (x) the rights granted in this Agreement and the transactions contemplated herein and (y) the rights granted in that certain Rights Reversion Agreement between Aventis and Guilford dated as of October 23, 2000 and the transactions contemplated therein, including the transfer of certain information by APPI to Guilford thereunder and the corresponding change in the nature of such information from the proprietary and confidential information of APPI to the proprietary and confidential information of Guilford. Nothing in this Agreement shall limit the use or disclosure by a party of its own proprietary or confidential information, including the information to be transferred by APPI to Guilford under the Rights Reversion Agreement which upon such transfer shall become the confidential and proprietary information of Guilford."

                           (b)      Notwithstanding the survival provisions in
Section IV(A)(5) and Section IV(D)(4), Section IV(A)(2) providing APPI with the right to disclose information to its wholesalers and other direct customers as necessary to effectively market and distribute the Product shall terminate and be of no further force and effect as of the Transition Date.

                           (c)      Notwithstanding the survival provisions in
Section IV(A)(5) and Section IV(D)(4), Section IV(A)(3) relating to the coordination of press releases and other public announcements by the parties shall terminate and be of no further force and effect as of the Transition Date.

                  8.1.3 Joint Inventions. Notwithstanding the survival provisions in Section IV(H)(9) and Section IV(D)(4) of the Marketing Rights Agreement, Sections IV(H)(3) through

RIGHTS REVERSION AGREEMENT             20

IV(H)(8), regarding Joint Inventions, shall terminate and be of no further force and effect as of the Transition Date.

         8.2 1996 Manufacturing and Supply Agreement. Effective as of the Transition Date, the 1996 Manufacturing and Supply Agreement shall terminate and, except for those rights and obligations of any party under the 1996 Manufacturing and Supply Agreement that expressly survive the termination of such agreement pursuant to either the terms of such agreement (as modified by this Agreement) or the terms of this Agreement, all rights and obligations of any party under the 1996 Manufacturing and Supply Agreement shall cease to be of further effect. As to those rights and obligations of any party under the 1996 Manufacturing and Supply Agreement that do expressly survive the termination thereof, the parties agree that they shall be modified as follows:

                  8.2.1 Recalls. The third to last sentence of Section II(G) shall be amended and restated to read as follows:

                  "If neither party is responsible for such breach and the Product subject to corrective or market action was sold prior to the Transition Date (as defined in the Rights Reversion Agreement between Aventis and Guilford dated as of October 23,
                  2000), then both parties will share equally the costs. If neither party is responsible for such breach and the Product subject to corrective or market action was sold after to the Transition Date, then Guilford shall bear the costs."

                  8.2.2    Product Liability.  The first and second sentences of
Section III(C)(2) shall be amended and restated to read as follows:

                  "The parties desire to separately allocate between themselves the risks and costs of any product liability claims from third parties with respect to the Product (whether related to the safety or efficacy of the Product or arising out of the alleged defects in material, design or workmanship of the Product or the use, marketing, advertising, promotion, or distribution of the Product, but excluding those claims (1) for which GPI and GPI Holdings are obligated to defend, indemnify and hold the RPR Indemnitees harmless under Article III.C.1.a., and (2) for which RPR is obligated to defend, indemnify and hold the GPI Indemnitees harmless under Article III.C.1.b) (hereafter, a "Product Liability Claim"). Any losses, obligations, liabilities, penalties and damages (including but not limited to compensatory and punitive damages), costs and expenses (including reasonable attorneys'
                  fees), arising out of a Product Liability Claim (x) if related to Product that is sold prior to the Transition Date (as defined in the Rights Reversion Agreement between APPI and Guilford dated as of October 23, 2000), shall be shared equally by APPI and Guilford and (y) if related to Product that is sold on or after the Transition Date, shall be borne by Guilford."

         8.3 Returns. Effective as of the Transition Date, Guilford shall be responsible for all obligations with respect to returned units of Product; provided, that, until the end of the three-month period following the Transition Date, APPI shall reimburse Guilford at the rate of $1,000

RIGHTS REVERSION AGREEMENT             21
per box of Product for returned units of Product bearing lot numbers of Product sold to APPI under the 1996 Manufacturing and Supply Agreement for up to 36 boxes of Product.

         8.4 Regulatory Responsibilities. Effective as of the Transition Date, Guilford shall assume all regulatory responsibilities for the Product, including, without limitation, adverse experience reporting, quarterly and annual FDA reports, complaint and sample tracking, product recalls and communication with health care professionals and customers, and assume all fee obligations for holders of NDAs (and corresponding foreign Regulatory Filings) for the GLIADEL Product.

                                   ARTICLE 9
                         CONFIDENTIALITY; PRESS RELEASES

         9.1      Confidentiality.

                  9.1.1 Pursuant to this Agreement, each of Aventis and Guilford (in such capacity, the "Disclosing Party") have disclosed and will be disclosing to the other party (in such capacity, the "Receiving Party") certain proprietary information, technical data, trade secrets and know-how of the Disclosing Party including, without limitation, Know-How, Product research and plans, designs, methods, formulations, ingredients, samples, processes, machines, processing and control information, Product performance data, manuals, INDs, NDAs, Regulatory Filings, the content of any unpublished patent applications, drawings, formulae, devices, structures, models, prototypes, data, test results, photographs, film, techniques, apparatus, tapes, disks, unpublished trademarks, trade names and copyrights, customer lists, supplier lists, markets, operating methods and procedures, marketing distribution and sales methods and systems, sales figures, projections, finances and other business information.

                  9.1.2 The Receiving Party shall, during the term of this Agreement, and for seven (7) years after the expiration or sooner termination of the term of this Agreement, make no use of such confidential information except
(x) to advance the purposes of the Marketing Rights Agreement in accordance with its provisions or (y) to advance the purposes of this Agreement in accordance with its provisions, which purposes shall include the transition of the development, commercialization and sale of the Product to Guilford from APPI and Guilford's corresponding disclosure of such confidential information to potential distributors, vendors of regulatory services and such other third party agents as may be used by Guilford to develop, commercialize and sell the Product. Each party shall use the same efforts to keep secret and prevent the disclosure of such confidential information to third parties as it would use with respect to its own confidential information.

                  9.1.3 Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement and the transactions contemplated herein, including the transfer of certain information by APPI to Guilford hereunder and the corresponding change in the nature of such information from the proprietary and confidential information of APPI to the proprietary and confidential information of Guilford. Nothing in this Agreement shall limit the use or disclosure by a party of its own proprietary or confidential information, including the information to be transferred by APPI to

RIGHTS REVERSION AGREEMENT             22

Guilford hereunder which upon such transfer shall become the confidential and proprietary information of Guilford.

                  9.1.4 The above restrictions on the use and disclosure of information shall not apply to any information which: (a) is already known to the Receiving Party at the time of disclosure, as demonstrated by competent proof; (b) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement; (c) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same; (d) is required to be disclosed pursuant to applicable law, rule or regulation; (e) is required to be disclosed to government regulatory authorities to obtain Regulatory Approval for the Product or to respond to a regulatory or governmental inquiry concerning the Product; or (f) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential hereunder. In the event that Confidential Information is required to be disclosed pursuant to subsection
(d) or (e) of this Section 9.1.4, the Receiving Party shall promptly inform the Disclosing Party of the circumstances requiring disclosure of the information prior to disclosure to afford the Disclosing Party an opportunity to seek an appropriate protective order or other means of seeking confidential treatment for such information.

         9.2      Permitted Disclosure. Notwithstanding the provisions of
Section 9.1 of this Agreement, APPI shall be permitted to disclose information to its wholesalers and other direct customers as necessary to effectively market and distribute the Product as provided in Section IV(A)2 of the Marketing Rights Agreement until such provision is terminated pursuant to Section 8.1.2(b) of this Agreement.

         9.3 Press Releases. Notwithstanding the provisions of Section 9.1 of this Agreement, Section IV(A)(3) of the Marketing Rights Agreement relating to the coordination of press releases and other public announcements by the parties shall govern this Agreement and the Marketing Rights Agreement until such provision is terminated pursuant to Section 8.1.2(c) of this Agreement. In furtherance of the foregoing, APPI acknowledges that the transactions contemplated by this Agreement are material to Guilford and Guilford has an obligation to disclose such transactions, and that Guilford may in its sole discretion issue a press release in the form set forth as Exhibit E hereto; provided, however, that any other disclosure by any of the parties relating to the transactions contemplated by this Agreement shall be subject to the prior review and approval, not to be unreasonably withheld or delayed, of the other parties. In addition, Guilford may issue press releases and make other public statements with respect to the results of the First Surgery Trial, and Guilford's analyses and conclusions with respect thereto, and Guilford's plans for Regulatory Filings based thereon, subject to providing APPI a reasonable prior opportunity to review and comment on any and all such releases and subject to Guilford considering in good faith comments of APPI prior to such release; provided, however, that Guilford's obligation to provide such opportunity to APPI to review and comment shall terminate upon the termination of this Agreement and, notwithstanding Section 9.5, shall not survive such termination. In any such disclosures, Guilford will not purport to attribute any interpretations of the First Surgery Trial to APPI or purport to represent APPI or any of its Affiliates, without APPI's prior written consent. Either party may use prior press releases issued

RIGHTS REVERSION AGREEMENT             23
in accordance with this Section 9.3, or the content thereof, after the date of such release without prior notice or approval from the other party.

         9.4 Use of Name. Neither party shall use the name of the other for marketing, advertising, promotional claims without the prior written consent of the other party. In communications with regulatory authorities, neither party shall purport to attribute any statements to the other party or purport to represent the other party without the prior written consent of the other party.

         9.5 Survival. The provisions of this Article 9 shall survive the expiration or sooner termination of the term of this Agreement.

                                   ARTICLE 10
                                 INDEMNIFICATION

         In order to distribute among themselves the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, the parties agree as follows:

         10.1 Guilford Indemnification Obligation. Each of GPI and GPI Holdings, jointly and severally, shall defend, indemnify and hold Aventis, its Affiliates, and their respective officers, directors, agents, employees and shareholders (collectively, "Aventis Indemnitees") harmless, from and against, any and all losses, obligations, liabilities, penalties and damages (including but not limited to compensatory and punitive damages), costs and expenses (including, reasonable attorneys' fees), which the Aventis Indemnitees may incur or suffer, and all deficiencies, actions (including without limitation, any proceedings to establish insurance coverage), claims, suits, legal, administrative, arbitration, governmental or other proceedings or investigations, and judgments, reasonable costs and expenses (including reasonable legal fees) which any of them may face arising out of (i) any breach by GPI or GPI Holdings of any representation or warranty made by GPI or GPI Holdings in this Agreement or any breach by GPI or GPI Holdings in the performance or observation of any covenant, agreement, obligation or provision in this Agreement to be performed or observed by GPI or GPI Holdings; (ii) any negligent or otherwise tortious act or omission by GPI or GPI Holdings in connection with the performance or observation of any covenant, agreement, obligation or provision in this Agreement to be performed or observed by GPI or GPI Holdings; and (iii) the enforcement by the Aventis Indemnitees of their rights under this Section 10.1.

         10.2 Aventis Indemnification Obligation. Aventis shall defend, indemnify and hold each of GPI and GPI Holdings, its respective Affiliates, and their respective officers, directors, agents, employees and shareholders (collectively, "GPI Indemnitees") harmless, from and against, any and all losses, obligations, liabilities, penalties, and damages (including but not limited to compensatory and punitive damages), costs and expenses (including reasonable attorneys' fees), which the GPI Indemnitees may incur or suffer, and all deficiencies, actions (including, without limitation, any proceedings to establish insurance coverage), claims, suits, legal, administrative, arbitration, governmental or other proceedings or investigations, and judgments, reasonable costs and expenses (including, reasonable legal fees) which any of them may face arising out of (i) any breach by APPI or RPR Inc. of any representation or warranty

RIGHTS REVERSION AGREEMENT             24
made by APPI or RPR Inc. in this Agreement or any breach by APPI or RPR Inc. in the performance or observation of any covenant, agreement, obligation or provision in this Agreement to be performed or observed by APPI or RPR Inc.;
(ii) any negligent or otherwise tortious act or omission by APPI or RPR Inc. in connection with the performance or observation of any covenant, agreement, obligation or provision in this Agreement to be performed or observed by APPI or RPR Inc.; (iii) the enforcement by the GPI Indemnitees of their rights under this Section 10.2.

         10.3 General Provisions. If any action, claim, suit, proceeding or investigation arises as to which a right of indemnification provided in this
Article 10 applies, the GPI Indemnitee or the Aventis Indemnitee, as the case may be (the "Indemnified Party"), shall promptly notify the party obligated under this Article 10 to indemnify the Indemnified Party (the "Indemnifying Party") thereof in writing, and allow the Indemnifying Party and its insurers the opportunity to assume direction and control of the defense against such action, claim, suit, proceeding or investigation, at its sole expense, including without limitation, the settlement thereof at the sole option of the Indemnifying Party or its insurers to the extent that Indemnified Party's liability is not thereby invoked. The Indemnified Party shall cooperate with the Indemnifying Party and its insurer in the disposition of any such matter and the Indemnified Party will have the right and option to participate in the defense of any action, claim, suit, proceeding or investigation as to which this Article 10 applies, with separate counsel at its election and cost. If the Indemnifying Party fails or declines to assume the defense of any such action, claim, suit, proceeding or investigation within thirty (30) days after notice thereof, the Indemnified Party may assume the defense thereof for the account and at the risk of the Indemnifying Party. The Indemnifying Party shall pay promptly to the Indemnified Party any losses, obligations, liabilities, penalties, damages, judgments, reasonable costs and expenses (including reasonable legal fees) to which the indemnity under this Article 10 relates, as incurred.

         10.4 Survival. The provisions of this Article 10 shall survive the expiration or sooner termination of the term of this Agreement.

                                   ARTICLE 11
                               TERM AND EXPIRATION

         11.1 Term. The term of this Agreement shall commence on the date hereof and shall expire at the end of the six-month period following the Transition Date. The expiration of this Agreement shall have no effect on any transactions completed under this Agreement prior to such expiration and, for example, any agreement terminated or amended by this Agreement shall remain so amended or terminated upon the expiration of this Agreement.

         11.2 Survival. The following shall survive the expiration or sooner termination of the term of this Agreement: (a) any payment obligations of the parties under this Agreement accruing prior to the date of expiration or termination, and (b) any other provision herein expressly surviving expiration or termination or necessary to interpret the rights and obligations of the parties in connection with the expiration or termination of the term of this Agreement and those matters that expressly survive termination of the 1996 Stock Purchase Agreement (as modified by this Agreement).

RIGHTS REVERSION AGREEMENT             25

         11.3     Events of Default.

                  11.3.1 The occurrence of any one or more of the following acts, events or occurrences shall constitute an "Event of Default" under this
Agreement: either party breaches any material provision of this Agreement, the Marketing Rights Agreement, the Registration Rights Agreement, the 1996 Manufacturing and Supply Agreement or the 1996 Stock Purchase Agreement and fails to remedy such breach or default within sixty (60) days after the receipt of notice thereof.

                  11.3.2 Notwithstanding the foregoing Section 11.3.1, in the event of a breach or default which cannot be remedied within such sixty (60) day period (other than a failure to make payment as required herein), so long as the breaching/defaulting party is using commercially reasonable efforts to remedy such breach or default, an Event of Default shall not have occurred until four
(4) months after notice of such breach or default and only if such breach or default is not cured during such period.

         11.4     Remedies.

                  11.4.1 Immediately upon the occurrence of any Event of Default by Guilford pursuant to Section 11.3, Aventis shall have the right to terminate this Agreement, exercisable by delivering written notice thereof to Guilford, and to pursue any and all remedies available to it at law or in equity including, without limitation, the right to seek to recover from Guilford any and all damages and losses of any nature whatsoever (including, without limitation, consequential damages, lost profits and direct damages).

                  11.4.2 Immediately upon the occurrence of any Event of Default by Aventis pursuant to Section 11.3, Guilford shall have the right to terminate this Agreement, exercisable by delivering written notice thereof to Aventis, and to pursue any and all remedies available to it at law or in equity including, without limitation, the right to seek to recover from Aventis any and all damages and losses of any nature whatsoever (including, without limitation, consequential damages, lost profits and direct damages).

         11.5 Force Majeure. The obligations of Guilford and Aventis hereunder shall be subject to any delays or non-performance caused by: acts of God, earthquakes, fires, floods, explosion, sabotage, riot, accidents; regulatory, governmental or military action or inaction; strikes, lockouts or labor trouble; perils of the sea; or failure or delay in performance by third parties, including suppliers and service providers; or any other cause beyond the reasonable control of either party. The party which is not performing its obligations under this Agreement as a result of any such event of force majeure shall use commercially reasonable efforts to resume compliance with this Agreement as soon as possible.

                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1 Further Assurances. Guilford and Aventis will each, at and after the Closing Date, without further consideration, do, execute, acknowledge, deliver and file, or will cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, assignments,

RIGHTS REVERSION AGREEMENT             26
transfers, conveyances, powers of attorney and assurances as may be reasonably required (i) for transferring, conveying and assigning to Guilford, or to its respective successors or assigns, the items to be transferred pursuant to
Article 6 hereof and (ii) to otherwise implement the transactions contemplated by this Agreement.

         12.2 HSR Filings. Guilford and Aventis shall cooperate with one another in (i) determining whether any filing of Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is required in connection with the consummation of the transactions contemplated by the Transaction Agreements and (ii) preparing and making any such filing and furnishing information required in connection therewith as soon as is reasonably practicable, but in any event within five business days after the signing of this Agreement. If such a filing is required, each party shall be responsible for preparing and making its own filing and each party shall be responsible for paying its own filing and other fees, costs and expenses associated with making the filing.

         12.3 Independent Contractors. In making and performing this Agreement, Guilford, on the one had, and Aventis, on the other hand, are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between Guilford, on the one hand, and Aventis, on the other hand. Neither Guilford nor Aventis shall have the authority to obligate the other in any respect, and neither Guilford nor Aventis shall hold itself out as having any such authority. All personnel of GPI Holdings shall be solely employees of GPI Holdings and shall not represent themselves as employees of GPI or Aventis. All personnel of GPI shall be solely employees of GPI and shall not represent themselves as employees of GPI Holdings or Aventis. All personnel of Aventis shall be solely employees of Aventis and shall not represent themselves as employees of GPI or GPI Holdings.

         12.4 Assignment. Neither Guilford nor Aventis may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, a party may assign its rights and obligations hereunder to an Affiliate, provided that the assigning party shall remain responsible for all obligations to the non-assigning parties hereunder.

         12.5 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing contained herein shall give to any other Person any benefit of any legal or equitable right, remedy or claim.

         12.6 Amendments. This Agreement may be modified, amended or supplemented only by an instrument in writing executed by each of Guilford and Aventis.

         12.7 Waivers. No term or provision hereof will be considered waived by any party, and no breach excused by any party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by any party to, or waiver of, a breach by any party, whether express or implied will constitute a consent to, waiver of, or excuse of any other, different or subsequent breach by any party.

RIGHTS REVERSION AGREEMENT             27

         12.8 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, nationally-recognized express courier, or United States registered or certified mail, return receipt requested, addressed as follows:

         If to GPI to:

         Guilford Pharmaceuticals Inc.
         6611 Tributary Street
         Baltimore, Maryland  21224
         Attention: Secretary
         Fax: 410-631-6819

         If to GPI Holdings to:

         GPI Holdings, Inc.
         222 Delaware Avenue
         P.O. Box 2306
         Wilmington, Delaware 19899
         Attention: President
         Fax: 302-888-6865

RIGHTS REVERSION AGREEMENT             28

         If to APPI to:

         Aventis Pharmaceuticals Products Inc.
         Route 202-206
         Bridgewater, New Jersey 08807
         Attention:  Senior Vice President, Corporate Development
         Fax:  908-231-3619

         With a copy to:

         Aventis Pharmaceuticals Products Inc.
         Route 202-206
         Bridgewater, New Jersey 08807
         Attention:  Vice President, Legal Corporate Development
         Fax:  908-231-2243

         If to RPR Inc. to:

         Rhone-Poulenc Rorer Inc.
         C/o Aventis Pharmaceuticals Products Inc.
         Route 202-206
         Bridgewater, New Jersey 08807
         Attention:  Senior Vice President, Corporate Development
         Fax:  908-231-3619

         With a copy to:

         Aventis Pharmaceuticals Products Inc.
         Route 202-206
         Bridgewater, New Jersey 08807
         Attention:  Vice President, Legal Corporate Development
         Fax:  908-231-2243

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such communication shall be deemed to have been received (i) when delivered, if delivered personally, (ii) when sent (with confirmation received), if sent by facsimile transmission prior to 5:00 p.m. on a business day, (iii) on the first business day after dispatch (with confirmation received), if sent by facsimile transmission on a day other than a business day or after 5:00 p.m. on a business day; (iv) upon the date of delivery indicated in the records of such courier, if sent by courier; or (v) upon the date of delivery indicated on the return receipt, if sent by United States certified or registered mail.

         12.9 Counterparts. This Agreement shall become binding when any two or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be

RIGHTS REVERSION AGREEMENT             29
deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

         12.10 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.11 Governing Law. This Agreement, and any claims, disputes or causes of action relating to or arising out of this Agreement, shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

         12.12 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction.

         12.13 Exhibits. The following Exhibits are attached to this Agreement and made a part of this Agreement:

         Exhibit           Description of Exhibit
         -------           ----------------------
         A                 Registration Rights Agreement
         B                 Stock Purchase Agreement
         C                 APPI NDA and IND Transfer Information and Forms
         D                 Guilford NDA and IND Transfer Information and Forms
         E                 Guilford Press Release

         12.14    Disputes.

                  12.14.1 Notwithstanding anything contained in this Agreement to the contrary, if any dispute arises between the parties relating to or arising out of this Agreement, appropriate representatives of the parties shall first use commercially reasonable efforts to negotiate in good faith a resolution of the dispute as expeditiously as is reasonably practicable.

                  12.14.2 If such representatives of the parties are unable to resolve the dispute within seven (7) business days after each party has been apprised of the dispute, any party shall have the right, exercisable by delivering written notice thereof to the other parties, to refer the dispute to the Chief Executive Officer of GPI and the Senior Vice President of Corporate Development of Aventis. If any party exercises such right, such officers shall use commercially reasonable efforts to negotiate in good faith a resolution of the dispute as expeditiously as is reasonably practicable.

                  12.14.3 If the dispute is not resolved within 20 business days after the date that a party referred the matter to the Chief Executive Officer of GPI and the Senior Vice President of Corporate Development of Aventis (or such other period of time as the parties may mutually agree), each party shall have the right to initiate and pursue any remedy available to it

RIGHTS REVERSION AGREEMENT             30
at law or in equity; provided, however, that all claims, disputes or causes of action relating to or arising out of this Agreement shall be brought, heard and resolved solely and exclusively by and in a federal or state court situated in Wilmington, New Castle County, Delaware. Each of the parties hereto agrees to submit to the jurisdiction of such courts and that such courts are a proper venue for resolving all claims, disputes or causes of action relating to or arising out of this Agreement.

         12.15 Entire Agreement. This Agreement, the Registration Rights Agreement, the Marketing Rights Agreement, the Stock Purchase Agreement, the 1996 Manufacturing and Supply Agreement and the 1996 Stock Purchase Agreement, constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede all prior or simultaneous representations, discussions, negotiations and agreements relating to such subject matter, whether written or oral.

                           [Execution Page to Follow]

RIGHTS REVERSION AGREEMENT             31

         IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have duly executed this Agreement as of the date hereof.


                                    AVENTIS PHARMACEUTICALS PRODUCTS INC.


                                    By:    /s/ Michael A. Yeomans
                                           -------------------------
                                    Name:  Michael A. Yeomans
                                    Title: Vice President


                                    RHONE-POULENC RORER INC.


                                    By:    /s/ Charles D. Dalton
                                           -------------------------
                                    Name:  Charles D. Dalton
                                    Title: Vice President


                                    GUILFORD PHARMACEUTICALS INC.


                                    By:    /s/ Craig R. Smith, M.D.
                                           ---------------------------
                                    Name:  Craig R. Smith, M.D.
                                    Title: Chairman of the Board, President and
                                            Chief Executive Officer


                                    GPI POLYMER HOLDINGS, INC.
                                    (formerly named GPI Holdings, Inc.)


                                    By:    /s/ Daniel P. McCollom
                                           -------------------------
                                    Name:  Daniel P. McCollom
                                    Title: Vice President

RIGHTS REVERSION AGREEMENT             32